Exhibit 10.3

NAMED EXECUTIVE OFFICER PERFORMANCE INCENTIVE COMPENSATION (2008)

The following information relates to certain performance incentive compensation for the Named Executive Officers of Franklin Resources, Inc. (the “Company”) as of January 31, 2008.1 This information was previously disclosed in the Company’s proxy statement for its 2008 annual meeting of stockholders.

2008 CEO Incentive Compensation. With respect to potential incentive compensation for Gregory E. Johnson, the Company’s Chief Executive Officer (“CEO”) in fiscal year 2008, the Compensation Committee decided to continue its philosophy of linking the majority of the CEO’s potential compensation to the achievement of specified performance measures by the Company. Similar to the structure of fiscal year 2007 incentive compensation, the Committee set performance goals based upon the Company’s operating profit margin percentage and the combined average of the percentage growth of diluted earnings per share (“DEPS”) and pre-tax operating income when compared to the previous year (“PTOI”). For the purposes of this incentive program, “operating profit margin” is generally defined as operating income divided by total operating revenues, and “pre-tax operating income” is generally defined as total operating revenue less total operating expenses determined on a consolidated basis. The performance targets and potential compensation set by the Committee are included below:

2008 Operating Profit Margin %	Compensation Opportunity
less than 24%	$0
24% to < 28%	$1,680,000
28% to < 33%	$1,890,000
33% or greater	$2,100,000

2008 DEPS & PTOI Percentage Growth	Compensation Opportunity
less than 5%	$0
5% to < 10%	$980,000
10% to < 15%	$2,450,000
15% to < 20%	$3,920,000
20% or greater	$4,900,000

As with previous performance awards, the Committee retains its authority and discretion to reduce the CEO’s incentive based pay whether or not the Company achieves the financial performance goals set for it.

Supplemental CEO Long-Term Incentive Compensation. During its review of Company performance and incentive compensation for fiscal year 2007, the Compensation Committee reaffirmed its belief that the Company’s performance should not only be evaluated on an individual basis, but also in comparison to other companies in its industry. In order to incent the CEO to direct the Company to perform at a high level compared to other companies in its industry, the Committee determined that it was advisable to establish a supplemental long-term component to CEO compensation that was linked to such measures. The Committee has therefore established a new incentive program under which the Company’s average performance over the three-year period from fiscal year 2008 through fiscal year 2010 would be compared to peer companies for the following three measures: (i) net sales growth of U.S. retail open ended funds, (ii) net sales growth of international retail open ended funds, and (iii) Company mutual fund investment performance. The CEO’s total potential incentive compensation under these three measures is 24,639 shares of the Company’s common stock, subject to meeting the specified performance goals described below.

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The Named Executive Officers are the Company’s principal executive officer, principal financial officer, and each of the three most highly compensated executive officers of the Company for the fiscal year ended September 30, 2007, as set forth in the Company’s proxy statement for its 2008 annual meeting of stockholders and who continue to serve the Company in such capacity as of the date this Exhibit is filed on Form 8-K.

Under each of the net sales growth measures the CEO has the potential to earn the following compensation if the Company’s average performance at the end of fiscal year 2010 ranks within the following ranges when compared with its industry peer groups:

Net Sales Growth vs. Peers	Compensation Opportunity
less than 50 percentile	0 shares
50 to < 65 percentile	3,080 shares
65 to < 75 percentile	4,620 shares
75 percentile or greater	6,160 shares

Under the fund performance measure, the Company’s fund assets are evaluated on whether or not they fall within the top two quartiles of industry peer group fund asset rankings. More specifically if, at the end of fiscal year 2010, the percentage of the Company’s fund assets that fall within the top two quartiles is within the following ranges, the CEO has the potential to earn the following compensation:

Fund Performance vs. Peers	Compensation Opportunity
less than 60%	0 shares
60% to < 65%	6,160 shares
65% to < 75%	9,240 shares
75% or greater	12,319 shares

In evaluating performance with regard to each of these measures, the Company will use third-party information sources for industry peer group rankings. For Company mutual fund performance, data as reported by Morningstar, Lipper and MicroPal will be utilized. Peer data as provided by the Investment Company Institute will be used in evaluating U.S. sales flows, and Feri Rating & Research will be the data source for peer international sales flows.

2008 Senior Executive Incentive Compensation. For fiscal year 2008, the Compensation Committee determined that a portion of the compensation of the named executive officers (excluding the CEO, the “Senior Executives”) should also be directly linked to Company-wide performance measures.

The Committee found that while the business unit performance objectives set for individual Senior Executives were an important method in achieving improved overall Company performance, a more direct link between Company-wide performance and compensation would serve to ensure that such executives also remained attentive to the Company’s overall performance. The Committee therefore established performance targets (under the Company’s amended 2004 Key Executive Incentive Plan) for each Senior Executive that are identical to the CEO’s. These financial performance goals and key strategic objectives establish the maximum amount of funding, and also the maximum possible payout for the four Senior Executives for the fiscal year under this plan. The funding opportunity based on performance measures are as outlined below:

2008 Operating Profit Margin %	Compensation Opportunity %
less than 24%	No payout
24% to < 28%	80%
28% to < 33%	90%
33% or greater	100%

2008 DEPS & PTOI Percentage Growth	Compensation Opportunity %
less than 5%	No payout
5% to < 10%	20%
10% to < 15%	50%
15% to < 20%	80%
20% or greater	100%

The maximum dollar amount of the potential incentive compensation payable to each Senior Executive under each of these performance targets is indicated below:

Senior Executive	Operating Profit Margin %	EPS & PTOI % Growth
Vijay C. Advani	$720,000	$1,680,000
Jennifer J. Bolt	$420,000	$980,000
Kenneth A. Lewis	$420,000	$980,000
William Y. Yun	$420,000	$980,000

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